Exhibit 10.1

Table of Contents	EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED [***].

SALE AND PURCHASE AGREEMENT

THE SELLERS

and

THE BUYER

regarding the shares in

GYROS PROTEIN TECHNOLOGIES HOLDING AB

31 October 2019

TABLE OF SCHEDULES

Schedule 1	Sellers and Buyer Details, Shares and Options
Schedule 2.1 AA	Audited Accounts
Schedule 2.1 D	Disclosures against the Warranties
Schedule 2.1 DRI	Data Room Information
Schedule 2.1 MA	Material Agreements
Schedule 2.1 PPC	Purchase Price Calculation Principles
Schedule 2.1 SD	Subsidiary Details
Schedule 2.1 RIP	Registered IP

This sale and purchase AGREEMENT (this “Agreement”) is entered on 31 October 2019 and made between:

(1)	the Persons set out in part 1 of Schedule 1 (the “Sellers”);

(2)	Goldcup 19534 AB (u.c.n. to Mesa Sweden Holdco AB), a Swedish corporation, with address 12100 W. 6th Ave., Lakewood, CO 80228 USA (the “Buyer”); and

(3)	Mesa Laboratories, Inc., Colorado ID number 19871469618, 12100 W 6th Ave.; Lakewood, CO 80228, United States (the “Parent Company”).

The Sellers and the Buyer are individually referred to as a “Party” and jointly as the “Parties”.

1	Background

1.1

The Sellers own the Shares as set out in Schedule 1. The Sellers wishes to sell all of their Shares to the Buyer, and the Buyer wishes to buy such Shares from each Seller. The Buyer has arranged for a representations and warranties insurance on the terms and conditions set out in the R&W Insurance Policy.

1.2	In view of the foregoing, the Parties have entered into this Agreement.

2	Definitions and interpretation

2.1	Definitions

Unless otherwise stated, capitalized terms in this Agreement shall have the meaning ascribed to them in this Section 2.1.

“Accounting Principles” means the generally accepted accounting principles, rules, policies, practices, procedures and methods applicable for companies applying International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB) and further specified in the Audited Accounts.

“Accounts Date” means 31 December 2018.

“Affiliate” means, with respect to any Person, any other Person who is from time to time directly or indirectly controlling, controlled by or under common control with, such first-mentioned Person, including, in the case of individuals, such related Persons as provided for in Chapter 21, Section 1 of the Companies Act, including, in the case of partnerships, general partners and limited partners of such Persons, provided that no Group Company shall be deemed to be an Affiliate of any of the Sellers, no Seller shall be deemed to be an Affiliate of another Seller and no portfolio company of either of the Majority Sellers or its Affiliates shall be deemed to be an Affiliate of the Majority Sellers and neither the Swedish Government nor any entity controlled by the Swedish Government shall be considered Affiliates of SLS. “Control” for this purpose shall mean the ability, directly or indirectly, to direct or control the management or policies of a Person, whether through ownership, contract or otherwise.

“Agreement” means this sale and purchase agreement, including its schedules, as amended from time to time.

“Applicable Law” means, with respect to any Person, any law, regulation, order, decree, judgment, legal principle or other legally binding requirement or rule of any governmental or public authority in any jurisdiction applicable from time to time to such Person.

“Assisting Party” is defined in Section 9.6.2a).

“Audited Accounts” means the consolidated balance sheet and profit and loss account (including notes related thereto) of the Company, as set out in the audited annual accounts of the Company as of and for the period ending on the Accounts Date, such annual accounts attached hereto as Schedule 2.1 AA.

“Bank Account” is defined in Section 4.3.9.

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for general banking business in Sweden and USA, other than for internet banking services only.

“Business Know-How” means all knowledge or information in any nature or form, including trade secrets, data, formulae, experience, technology, inventions, techniques, technical or commercial know-how, drawings, customer lists and all other sensitive information, as well as all books and records in whatever form in relation to the foregoing, including manuals, instructions, sales information, business plans, forecasts, accounting records and tax records.

“Buyer” is defined in the introduction to this Agreement.

“Buyer’s Deal Team” means the following individuals [***].

“Closing” means the completion of the Transactions by the Parties taking the actions set out in Sections 5.2 and 5.3 and subject to Section 5.5.

“Closing Date” means the date on which Closing takes place.

“Closing Debt” means the aggregate amount of outstanding financial indebtedness of the relevant Group Company (including any accrued unpaid interest, break fees, pre-payment fees and any other amounts payable in connection with the repayment of such financial indebtedness at Closing by the relevant Group Companies) towards SLS and Kenneth Rainin Administrative Trust.

“Closing Statements” means the consolidated financial statements, including detailed balance sheets and profit and loss statements, for the Group Companies prepares as of the Closing Date and in accordance with the Accounting Principles.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Companies Act” means the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)).

“Company” means Gyros Protein Technologies Holding AB, Reg. No. 559049- 5197, a limited liability company incorporated under the laws of Sweden.

“Controlling Party” is defined in Section 9.6.2.

“Data Protection Legislation” means (i) the Swedish Data Protection Act (Sw. Lag (2018:218) med kompletterande bestämmelser till EU:s dataskyddsförordning) or any other, Swedish or foreign, legislation, order, regulation or similar concerning privacy, including but not limited to GDPR1 (as applicable); and (ii) applicable codes of practice and/or guidance issued by or with the approval of any data protection authority or any trade association or body of which any Group Company is a member.

“Data Room” means the virtual data room provided by Merrill DatasiteOne in respect of Project Griffin.

“Disclosed” means fairly disclosed in writing in such a manner and relevant context so that if, on a review of the document, a reasonable buyer would be aware of the specific fact, matter or other information, and such buyer would be in a position to make a reasonably informed assessment of the fact or matter and its impact.

“Disclosed Information” means information Disclosed in: (a) the material in the Data Room as per 12:00pm ET on 30 October 2019; (b) the questions asked by the Buyer or its Representatives and the answers thereto provided by the Sellers or their Representatives in the course of the due diligence; and (c) the disclosures against the Warranties in Schedule 2.1 D. A USB drive or similar storage device containing the information referred to in item (a) and item (b) to the extent provided in writing will be added to this Agreement as part of Schedule 2.1 DRI.

“Employee Plans” of all bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, equity purchase, equity option, equity ownership, equity appreciation rights, phantom equity, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA) (a) that any Group Company sponsors or maintains with respect to their current or former employees, managers, directors or other service providers, (b) to which any Group Company contributes or has an obligation to contribute with respect to its current or former employees, managers, directors or other service providers, or (c) with respect to which any Group Company may otherwise have any liability, whether direct or indirect.

“Encumbrance” means any mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect.

“Environmental Law” means any Applicable Law relating to the regulation or protection of human health, safety, or the environment, including those relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials into the environment (including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, management, or handling of Hazardous Materials.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

___________________________

1 Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation).

“ERISA Affiliate” means any other entity that is, or was required to be, treated as a single employer with any one or more of the Group Companies under Section 414(b), (c), (m) or (o) of the Code.

“Escrow” means the total amount of the Nexus Escrow Funds and the PPA Escrow Funds.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among the Buyer, Ampersand 2014 Limited Partnership (as the Sellers’ Representative) and the Escrow Agent, to be executed and delivered at the Closing in the form and substance mutually agreed by the parties.

“Escrow Fund” means, as of the applicable date of determination, any remaining portion of the Escrow not otherwise claimed against by Buyer pursuant to the terms hereof and the Escrow Agreement.

“Fact Book” means the MicroSoft Excel spreadsheet “Project_Griffin Financial Factbook 23 August 2019vF”, which has been published in the Data Room as document 3.2.1.

“Fundamental Warranties” means the Warranties set out in Sections 6.1, 6.2, 6.3, 6.8.3 and 6.8.4.

“Group” means the Company and the Subsidiaries collectively.

“Group Company” means the Company or a Subsidiary.

“Independent Expert” is defined in Section 4.3.5.

“Information Technology” means computer hardware, Software, networks and/or other information technology and any aspect or asset of a business which relies on computer hardware, software, networks, other information technology (whether embedded or otherwise).

“Initial Purchase Price” is defined in Section 4.1.2.

“Intellectual Property” means patents, trademarks, designs, copyrights (including in Software and neighbouring rights), trade secrets, business names, domain names, rights in databases and utility models and any similar property in any jurisdiction, whether registered or unregistered, and including applications for registration thereof, any rights relating to past infringement and the right to further assign, license and alter.

“Interim Accounts” means the consolidated management accounts of the Group, for the period ending on the Interim Accounts Date.

“Interim Accounts Date” means 30 September 2019.

“Key Employees” means [***].

“Licensed IP” is defined in Section 6.10.1.

“Loss” means, without duplication: (a) any direct loss of the Buyer; and (b) any direct or indirect loss of a Group Company, if and to the extent such indirect loss is reasonably foreseeable; provided, that the Parties agree that “Loss” shall not include any special, exemplary, consequential or punitive damages.

“Majority Sellers” means the Sellers designated as “Majority Sellers” in Schedule 1.

“Material Agreement” means each agreement set out in Schedule 2.1 MA.

“Minority Sellers” means the Sellers designated as “Minority Sellers” in Schedule 1.

“Net Debt” means the SEK net amount calculated as in the Fact Book (Net Debt is calculated in USD as Adjusted Net Cash on worksheet BS-3 Net Cash on row 26 of the Fact Book) and as further detailed in Schedule 2.1 PPC and following the example calculation included in Schedule 2.1 PPC. For clarity, Net Debt does not include intercompany debts between the Group Companies.

“Net Working Capital” means the net working capital of the Group Companies on a consolidated basis, as at the Closing Date immediately prior to the Closing, calculated as in the Fact Book (Net Working Capital is calculated in USD as Adjusted Net Working Capital on Row 95 of worksheet WC1 of the Fact Book) and as further detailed in Schedule 2.1 PPC and following the example calculation included in Schedule 2.1 PPC.

“Nexus Escrow Funds” means USD$ 500,000 in cash (together with all interest and other distributions and payments thereon).

“Nexus Escrow Period” is defined in Section 4.6.2.

“NWC Adjustment” means the SEK amount corresponding to the difference (positive or negative) between Net Working Capital on the Closing Date and the Target Net Working Capital.

“Objection Notice” is defined in Section 4.3.3.

“Open Source License” means any license meeting the open source definition as promulgated by the Open Source Initiative or the free software definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Licenses including any copyleft licenses.

“Option Consent” is defined in Section 4.2.1.

“Options” means all the outstanding options under all stock option programmes, true and complete copies of which are included in folder 2.3.2 in the Data Room.

“Option Cash-Out Payment Amount” means an amount of SEK 94,374,560 in cash, comprising of the aggregate compensation owed under all Options to all Option Holders as a result of the Transactions or the cancellation of the Options, as the case may be.

“Option Holders” mean the holders of the Options as set out in Schedule 1.

“Option Tax Amount” means any employer Tax to be paid by any of the Group Companies as a result of the Option Cash-Out Payment Amount being paid out.

“Options Tax Estimate” means the estimated Option Tax Amount amounting to SEK 5,719,810 as of the Closing Date.

“Ordinary Course” means the ordinary course of business consistent with past practice during the last thirty six (36) calendar months.

“Parties” is defined in the introduction to this Agreement.

“Party” is defined in the introduction to this Agreement.

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company.

“Person” means any individual, company, partnership or other entity having legal personality or any government, state or agency of a state, local or municipal authority or other governmental body, including, in each case, the successors of each such person.

“PPA Calculation” is defined in Section 4.3.1.

“PPA Escrow Funds” means an amount of USD$ 850,000 in cash (together with all interest and other distributions and payments thereon).

“PPA Escrow Period” is defined in Section 4.6.1.

“Pre-Merger Options” means the Options included in the folders 2.3.2.4 (Stock Options awarded by Gyros pre-merger) and 2.3.2.5 (Stock Options awarded by PTI pre-merger) in the Data Room.

“Purchase Price” is defined in Section 4.1.

“Purchase Price Adjustment" is defined in Section 4.3.9.

“Registered IP” means registered Intellectual Property owned by any Group Company.

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandoning, disposing, or allowing to escape into or through the environment (including ambient indoor or outdoor air, surface water, groundwater, land surface, or subsurface strata, or within any building, structure, facility, or fixture).

“Representative Fund” is defined in Section 10.4.1.

“Representative Fund Amount” means USD$ 1,000,000.

“Representatives” means, with respect to any Person, from time to time, any of such Person’s directors, employees, agents, attorneys, accountants, advisors and any other representatives.

“Resigning Directors” means all directors in the Group Companies except for [***].

“R&W Insurance Policy” means the representations and warranties insurance policy separately agreed and entered into between the Buyer and the insurer in relation to the Transactions, at the Buyer’s own cost and expense, a copy of which has been delivered to the Majority Sellers.

“SEK” means Swedish kronor.

“Seller Claim” means a claim by the Buyer (or any Person deriving right from the Buyer, including the insurer under the R&W Insurance Policy) against a Seller under this Agreement (for the avoidance of doubt, excluding a claim by the Buyer against the insurer under the R&W Insurance Policy).

“Sellers” is defined in the introduction to this Agreement.

“Sellers’ Knowledge” means the actual knowledge of [***] (as of the Business Day immediately prior to Signing).

“Shares” means the shares in the Company.

“Signing” means the point in time when this Agreement is duly executed by or on behalf of each Seller and the Buyer and has become effective pursuant to Section 10.13.1, which is planned for 31 October 2019.

“SLS” means SLS Invest AB, Reg. No. 556730-2038.

“Software” means, in any form or format and however fixed, all (i) computer programs and other software, including data and user interfaces, applets, applications, operating systems, libraries, subroutines, assemblers, compilers, screens, command structures, menus, buttons and icons, and including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and computerized compilations and collections of data or information, (iii) all documentation, including development, support, training, user documentation relating to any of the foregoing and (vi) descriptions, specifications, architectures, development tools and other materials used to design and develop any of the foregoing.

“Stock Exchange” means any regulated market, multilateral trading facility or similar market place for the public trading of shares, debt instruments or other securities.

“Subsidiaries” means the companies set out in Schedule 2.1 SD.

“Subsidiary Shares” means the shares in the Subsidiaries set out in Schedule 2.1 SD.

“Surviving Provisions” means the provisions of Sections 9 and 10.

“Systems” means all Information Technology owned, held or used as of any time by any Group Company, including internal systems and outsourced systems and embedded computer features within other systems.

“Target Net Working Capital” means SEK [***].

“Tax” means all taxes, charges, fees, withholdings, duties, customs and other assessments imposed by a governmental authority relating to taxes (including preliminary and deferred taxes), together with any interest, penalties, surcharges or other additions to such taxes.

“Tax Adjustment” means the SEK amount corresponding to aggregate amount of (i) the difference (positive or negative) between the Options Tax Estimate and the actual Options Tax Amount paid by the Group Companies, and (ii) the difference (positive or negative) between the Transaction Bonuses Tax Amount Estimate and the actual Transaction Bonuses Tax Amount paid by the Group Companies.

“Third Party Claim” means any claim, action, demand or similar by any Person (other than a Group Company, a Seller or any Affiliate of such Seller) which may give rise to liability for one or more Sellers under this Agreement pursuant to a Seller Claim.

“Transaction Bonuses Amount” means an amount of SEK 13,651,408 comprising of the aggregate bonus payable by the relevant Group Companies to certain employees in the relevant Group Companies on account of the Transactions.

“Transaction Bonuses Tax Amount” means any employer Tax to be paid by any of the Group Companies as a result of the Transaction Bonuses Amount being paid out.

“Transaction Bonuses Tax Estimate” means the estimated Transaction Bonuses Tax Estimate amounting to SEK 2,437,810 as of the Closing Date.

“Transaction Documents” means this Agreement, and any other agreement or document entered into or to be entered into in accordance with this Agreement.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Restrictions” means any option, warrant, right of redemption, right of pre-emption, right of first refusal or similar right.

“USD” means US dollars (the lawful currency of the United States).

“Warranties” means the warranties set out in Section 6.

2.2	Construction and interpretation

In this Agreement:

(a)     “including” and any similar expression means “including but not limited to”;

(b)     “or” means “and/or”; and

(c)

a time period expressed as “from” a specific date or time “to” or “until” another specific date or time shall be deemed to exclude the former and to include the latter, and a reference to “before”, “prior to”, “following” or “after” a specific date or time shall exclude such date or time.

3	SALE AND PURCHASE

3.1

On the terms of this Agreement, each Seller sells all of its Shares to the Buyer, and the Buyer buys such Shares from such Seller, free from all Encumbrances and together with all accrued benefits and rights attached to the Shares.

3.2	Each Seller hereby waives any Transfer Restrictions with respect to the Shares or the Transactions.

4	PURCHASE PRICE

4.1	Amount

4.1.1	The consideration payable by the Buyer for the Shares and the cancellation of the Options pursuant to Section 4.2.1 (the "Purchase Price") is calculated as follows:

a)	the enterprise value being USD$180,000,000;

b)	plus/minus the Net Debt (it being understood that if there is negative Net Debt – i.e. excess cash – this will increase the Purchase Price);

c)	plus/minus the NWC Adjustment;

d)	plus/minus the Tax Adjustment;

e)	minus the Transaction Bonuses Amount;

f)	minus the Option Cash-Out Payment Amount;

g)	minus the Options Tax Estimate;

h)	minus the Transaction Bonuses Tax Estimate.

4.1.2	The Majority Sellers shall before the Closing Date deliver to the Buyer:

a)	an estimate of the NWC Adjustment and the Net Debt (as at the Closing Date);

b)	a calculation of the estimated Purchase Price (calculated in accordance with Section 4.1.1 above) based on the estimates above (such estimated Purchase Price the "Initial Purchase Price");

c)	the allocation of the Initial Purchase Price between and among the Sellers;

d)	the Closing Debt (if any) together with an allocation of such debt between the debt holders and payoff instructions;

e)	the Option Cash-Out Payment Amount and the Option Tax Estimate, including specification of amounts payable in relation to each Option Holder; and

f)	the Transaction Bonuses Amount and Transaction Bonuses Tax Estimate.

4.1.3	For the sake of clarity, the Parties have included in Schedule 2.1 PPC an example of the Purchase Price calculation.

4.2	Options and Transaction Bonuses

4.2.1

The Majority Sellers shall ensure that the Group Companies, prior to Closing, take all actions as are required (including obtaining from each Option Holder holding a Pre-Merger Option an executed agreement consenting to the cancellation of the Pre-Merger Options in accordance with this Section 4.2.1 (each, an “Option Consent”)) in order to cancel all of the Option Holders’ right to obtain financial instruments, including Shares and any other securities, in the Company in respect of their Options and instead be compensated solely in cash in an amount corresponding to the Option Cash-Out Payment Amount. The Sellers shall indemnify the Buyer for any claims, costs or liabilities arising as a result of the aggregate amount payable to the Option Holders under the terms of the Options exceeding the Option Cash-Out Payment Amount, which obligation to indemnify shall not be subject to any limitations (monetary or other) save as set out in Section 4.2.3 below.

4.2.2

The Majority Sellers and the Buyer shall take all reasonable actions to procure that the Group Companies, in connection with Closing, pay (i) the Option Cash-Out Payment Amount to the Option Holders, and (ii) the Transaction Bonuses Amount to certain employees in the relevant Group Companies. The Buyer shall procure that the Group Companies timely file all relevant Tax declarations in respect of the Option Cash-Out Payment Amount, Option Tax Amount, Transaction Bonuses Amount and the Transaction Bonuses Tax Amount to the relevant Tax authorities, provided that the Sellers shall indemnify the Buyer for any costs or liabilities arising as a result of the amount payable to Tax authorities, or any other Person, exceeding the Option Tax Amount or the Transaction Bonuses Tax Amount communicated by the Sellers pursuant to Section 4.1.2e) or 4.1.2f), respectively, which obligation to indemnify shall not be subject to any limitations (monetary or other) save as set out in Section 4.2.3 below. The Sellers undertake to do their reasonable best efforts prior to Closing to procure that the relevant Group Companies takes the preparatory steps required in order to achieve the appropriate registrations, withholdings and payments relating to the Option Cash-Out Payment Amount, Transaction Bonuses Amount, Transaction Bonuses Tax Amount and the Option Tax Amount.

4.2.3

The Sellers’ obligation to indemnify the Buyer in Sections 4.2.1 and 4.2.2 above, shall not include any costs or liabilities to the extent arising from or increasing based on the Buyer’s breach of its obligations pursuant to Section 4.2.2 above or Buyer’s failure to take all reasonable measures to mitigate such costs or liabilities.

4.3	Purchase Price Adjustment

4.3.1	The Buyer shall prepare, and shall cause the present auditor of the Group Companies to review and approve, the following:

a)	the Closing Statements; and

b)	deriving from the Closing Statements, the Net Debt, Tax Adjustment and NWC Adjustment calculations and the calculation of the Purchase Price Adjustment (jointly referred to as the "PPA Calculation").

4.3.2

Within thirty (30) Business Days of the Closing Date, the Buyer shall submit the PPA Calculation and the Closing Statements to the Majority Sellers, provided that any delay attributable to the present auditor of the Group Companies (but not the Buyer), for example if he/she unreasonably refuses to approve the Closing Statements or the PPA Calculation, shall lead to a corresponding extension of such thirty (30) day period. Buyer shall cause the Group Companies to give, free of charge, the Majority Sellers and their advisors all necessary assistance, and access to the auditor, personnel, books, records and other information for the review of the Closing Statements. The Majority Sellers shall have the right to take copies of such books, records and other information.

4.3.3

Within thirty (30) Business Days after the submission of the Buyer’s PPA Calculation and the Closing Statements to the Majority Sellers, the Majority Sellers shall notify the Buyer of any objection the Majority Sellers may have against the Purchase Price Adjustment under the Buyer’s PPA Calculation by delivering to the Buyer the Majority Sellers’ PPA Calculation and specifying the nature and amount of the objection and the grounds therefore (the "Objection Notice"). To the extent the Majority Sellers have not objected to the Purchase Price Adjustment under the Buyer’s PPA Calculation within the time period pursuant to this Section 4.3.3, it shall be considered final and binding.

4.3.4

Where the Purchase Price Adjustment under the Buyer’s PPA Calculation has been duly objected to pursuant to Section 4.3.3, the Majority Sellers and the Buyer shall in good faith attempt to agree to determine the Purchase Price Adjustment within thirty (30) days after the Buyer has received the Objection Notice.

4.3.5

Failing such agreement, either the Majority Sellers or the Buyer may, within thirty (30) days after the Buyer has received the Objection Notice, refer the disputed amount of the Purchase Price Adjustment to be finally determined by an auditor of KPMG appointed by its managing director (the "Independent Expert"). If KPMG is unable to serve in such capacity, the Independent Expert shall be a reputable international accounting firm (which shall not be currently performing significant services for any of the Parties) that is mutually agreed upon by the Buyer and the Majority Sellers, or failing such mutual agreement, such firm as may be appointed by the Stockholm Chamber of Commerce. The Independent Expert shall deliver a written decision on the disputed amount of the Purchase Price Adjustment within sixty (60) Business Days of the referral of the matter to him/her. If the dispute is not referred to the Independent Expert within thirty (30) days after the Buyer has received the Objection Notice, the Majority Sellers' PPA Calculation shall be considered final and binding.

4.3.6

The Independent Expert's decision on the Purchase Price Adjustment must be within the range from the Majority Sellers’ Purchase Price Adjustment to Buyer's Purchase Price Adjustment (such amounts inclusive).

4.3.7	The Independent Expert's decision is, excluding manifest error, final and binding upon the Parties.

4.3.8

Fees and expenses of the Independent Expert are allocated between the Buyer and the Sellers inversely proportional to the SEK amount of the disputed amount of the Purchase Price Adjustment resolved in favor of the Buyer and the Sellers, respectively.

4.3.9

If, upon the final determination of the Net Debt, Tax Adjustment and the NWC Adjustment pursuant to Sections 4.3.1–4.3.7 above, the Purchase Price is higher than the Initial Purchase Price, Buyer shall pay the difference to the Sellers, by wire transfer of immediately available funds to the Paying Agent’s bank account to be designated by the Majority Sellers (the “Bank Account”), and if the Purchase Price is lower than the Initial Purchase Price, the Majority Sellers and the Buyer shall jointly instruct the Escrow Agent to distribute an amount corresponding to the difference to the Buyer from the PPA Escrow Funds. Any such payment under this Section 4.3.9 is referred to as the "Purchase Price Adjustment". Any funds remaining in the PPA Escrow Fund shall be promptly distributed to the Sellers.

4.4	Payment

4.4.1

The Buyer shall pay the Initial Purchase Price to the Persons described in Section 5.2 in full and in immediately available cash funds with value date on the Closing Date, at the Closing, in accordance with Section 5.2.

4.4.2

The Purchase Price Adjustment shall be paid in full and in immediately available cash funds, within ten (10) Business Days from the final determination of the Purchase Price Adjustment. If a part of the Purchase Price Adjustment is disputed and referred to the Independent Expert as set forth in Section 4.3.5, the Party liable to pay shall pay the value of the undisputed Purchase Price Adjustment within ten (10) Business Days from such referral.

4.5	The Purchase Price shall be allocated between all Shares, in an equal amount per Share, taking into consideration the cancellation of Options pursuant to Section 4.2.1.

4.6	Escrow

4.6.1

The Escrow Agent will hold the PPA Escrow Funds until the payment of any Purchase Price Adjustment pursuant to Section 4.3.9 (the “Escrow Period”). Not later than three (3) Business Days following the end of the Escrow Period, the Majority Sellers and the Buyer shall jointly instruct the Escrow Agent that the remaining PPA Escrow Funds will be released in accordance with the Escrow Agreement. The PPA Escrow Funds will be the sole source of funds for payment of any Purchase Price Adjustment by Sellers to Buyer in accordance with Section 4.3.9. The PPA Escrow Funds will be held and disbursed solely for the purposes of and in accordance with the terms of this Agreement and the Escrow Agreement.

4.6.2

The Escrow Agent will hold the Nexus Escrow Funds until the first anniversary of the Closing Date (the “Nexus Escrow Period”). Not later than three (3) Business Days following the end of the Nexus Escrow Period, the Majority Sellers and the Buyer shall jointly instruct the Escrow Agent that the remaining Nexus Escrow Funds will be released in accordance with the Escrow Agreement. The Nexus Escrow Funds will be the sole source of funds for payment of any indemnification to Buyer based on that the Company may have nexus for sales and use tax purposes pursuant to Section 8.9. The Nexus Escrow Funds will be held and disbursed solely for the purposes of and in accordance with the terms of this Agreement and the Escrow Agreement.

5	CLOSING

5.1

The Parties (through duly authorized representatives) shall convene at the offices of Advokatfirman Lindahl in Uppsala, Sweden, starting at 9:00 am on Signing, or such other location, time or date as may be agreed between the Buyer and the Majority Sellers, to take the actions set out in Sections 5.2 and 5.3.

5.2	In accordance with Section 5.1, the Buyer shall:

a)

make available to the Sellers an executed copy of the valid and binding R&W Insurance Policy in lieu of indemnification from the Sellers including provisions as set forth in Section 8.8 and evidence that the premium has been paid by the Buyer;

b)

pay (without any set-off, deduction or counter-claim) the Option Cash-Out Payment Amount, the Options Tax Estimate, the Transaction Bonuses Amount and the Transaction Bonuses Tax Estimate to the Bank Account;

c)	pay (without any set-off, deduction or counter-claim) the Initial Purchase Price by wire transfer of immediately available funds with value date on the Closing Date as follows:

(i)	deposit the Escrow in an account with the Escrow Agent, to be managed and distributed by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement;

(ii)	the Representative Fund Amount to the bank account designated by the Majority Sellers; and

(iii)	an amount equal to (A) the Initial Purchase Price, (B) minus an amount equal to the Escrow, and (C) minus an amount equal to the Representative Fund Amount, to the Bank Account;

d)	procure that the Closing Debt is repaid in full to the debt holders as instructed by the Majority Sellers pursuant to Section 4.1.2d).

5.3	In accordance with Section 5.1, each Seller shall:

a)

notify the board of directors of the Company of the transfer of its Shares to the Buyer pursuant to this Agreement and procure that the board of directors of the Company confirms receipt of such notice and enters the Buyer as owner of such Shares in the share register of the Company and deliver evidence thereof to the Buyer;

b)

if such Seller has appointed a Resigning Director, deliver a confirmation and, in respect of each Resigning Director not being a Seller, procure that confirmations are delivered to the Buyer by each such Resigning Director, whereby such Resigning Director resigns from the board of directors in the relevant Group Companies in which such Resigning Director is appointed as director or deputy director (as applicable) and confirms that such Resigning Director has no claim against any such Group Company in such Resigning Director’s capacity as director or deputy director (as applicable), except for any director remuneration paid in the Ordinary Course, or pursuant to any Director indemnification agreement;

c)

if requested by the Buyer no later than three (3) Business Days prior to the Closing Date, cause the Group Companies to issue powers of attorney as of the Closing Date, enabling the persons appointed by the Buyer to sign for and on behalf of the Group Companies until new signatories have been registered;

d)	procure that any and all security or collateral relating to any Closing Debt is released and deliver evidence of such release;

e)	provide executed copies of the Option Consents.

5.4

Following Closing (but as soon as possible, which in relation to the directors resigning from the Company, Gyros Protein Technologies AB, Gyros Finans AB Gyros Patent AB, Gyros US, Inc. and Protein Technologies, Inc. shall mean on the Closing Date), the Buyer shall cause the resignation of the Resigning Directors to become effective (e.g. by notification to the Swedish Companies Registration Office (Sw. Bolagsverket)), and procure, and deliver to the Majority Sellers in writing, immediate confirmation of receipt of any notifications made for such purpose.

5.5

The events set out in Sections 5.2 and 5.3 shall be regarded as one transaction and if any such events do not occur, Closing shall only be deemed to have taken place if the Buyer (if a Seller is responsible for such event not taking place) or the Majority Sellers (if the Buyer is responsible for such event not taking place), accepts that Closing takes place (without prejudice to all rights or remedies available, including the right to claim damages).

5.6

If Closing has not taken place in accordance with Section 5.5, the Buyer (if a Seller is responsible for Closing not taking place) or the Majority Sellers (if the Buyer is responsible for Closing not taking place), by written notice to the Majority Sellers or the Buyer (as applicable) and without prejudice to all other rights or remedies available, including the right to claim damages:

a)

shall fix a new date (which shall be a Business Day, not earlier than the fifth and not later than the fifteenth Business Day after the date referenced in Section 5.1), which date shall be deemed to replace the date referenced in Section 5.1 and the provisions of Section 5 (Closing) shall be reapplied; and

b)	if Closing does not occur pursuant to Section 5.5 as so deferred pursuant to Section 5.6a), may terminate this Agreement pursuant to Section 10.8 (Effect of termination).

6	WARRANTIES OF THE SELLERS

Subject to the Disclosed Information, each Seller hereby individually and severally (and thus not jointly) warrants to the Buyer, as of Signing, and, with respect to the Warranties in Sections 6.1, 6.2 and 6.3, as of Closing as follows.

6.1	Existence, solvency, authority, due authorization, etc.

6.1.1	Such Seller, if it is a legal entity, is duly organized and validly existing under the laws of its jurisdiction of incorporation set out in Schedule 1.

6.1.2

Such Seller: (a) has not initiated any negotiations with any creditors regarding composition; (b) is not insolvent; and (c) has not filed or had filed against it any petition for its winding-up, company reorganisation or bankruptcy, in each case within the meaning of Applicable Law.

6.1.3

Such Seller has the requisite right, power, authority and capacity to enter into and to carry out such Seller’s obligations under the Transaction Documents to be executed by such Seller and such Transaction Documents, when executed by or on behalf of such Seller, constitute lawful, valid and binding obligations of such Seller in accordance with their respective terms.

6.1.4

The execution and delivery of, and the performance by such Seller of such Seller’s obligations under the Transaction Documents or the completion of the Transactions by such Seller, do not: (a) result in a breach of Applicable Law; (b) require it to obtain any consent or approval of, or give any notice to or make any filing or registration with, any governmental authority; or (c) if such Seller is a legal entity, result in a breach of any provision of its articles of association or any other constitutional document.

6.2	Ownership of the Shares

6.2.1

Such Seller owns the number of Shares set out alongside its name in the “Number of Shares” column in Schedule 1, free and clear of any Encumbrances, and its Shares have been validly issued and fully paid. Such Seller is registered as owner of the relevant Shares in the share register of the Company.

6.2.2	No share certificates representing such Seller’s Shares are issued.

6.3	Corporate

6.3.1

The Company is duly organized and validly existing under the laws of its jurisdiction of incorporation and each other Group Company is duly organized and validly existing under the laws of its respective jurisdiction of incorporation set out in Schedule 2.1 SD.

6.3.2	The Company owns, directly or indirectly, the Subsidiary Shares, free and clear of any Encumbrances and Transfer Restrictions.

6.3.3

The total number of Shares set out in Schedule 1 represents the entire issued share capital of the Company and the total number of Subsidiary Shares set out in Schedule 2.1 SD represent the entire issued share capital of the respective Subsidiaries. The total number of Options set out in Schedule 1 represents all Options, as cancelled prior to Closing.

6.3.4

No Group Company has any outstanding convertible debt instruments, warrants, or other obligations requiring it to issue any securities and there is no other agreement or arrangement which gives any Person (other than another Group Company) the right to acquire securities in any Group Company.

6.3.5

No Group Company: (a) has initiated any negotiations with any creditors regarding composition; (b) is insolvent; or (c) has filed or had filed against it any petition for its winding-up, company reorganisation or bankruptcy, in each case within the meaning of Applicable Law.

6.4	Financial

6.4.1

The Audited Accounts have been prepared in accordance with the Accounting Principles, applied in a manner consistent with past practice for the audited consolidated annual accounts of the Company for the financial year ending on 31 December 2017, as applicable at the date of the Audited Accounts and accordingly, give a true and fair view (Sw. rättvisande bild) of the financial position and the results of operations of the Group as of, and for the period ending on, the Accounts Date.

6.4.2

The Interim Accounts have been prepared from the books and records of the Group Companies based on the Accounting Principles and in accordance with past practice for such accounts and, to the Sellers’ Knowledge, give a reasonably true and fair view of the financial position and the result of the Group on a consolidated basis as of and for the period ending on the Interim Accounts Date, taking into account: (a) the purpose for which the Interim Accounts were prepared being monthly management accounts and not annual accounts; (b) the nature of the Interim Accounts as unaudited accounts; and (c) the level of accuracy that could reasonably be expected from such interim accounts.

6.4.3

No Group Company has any repayment obligation to such Seller or any of its Affiliates pursuant to any conditional shareholders’ contribution or any other equity or capital contribution. For clarity, the Group Companies have a repayment obligation under the debts included in the Closing Debt.

6.5	Absence of certain events

In the period from the Accounts Date to Signing, the Group Companies have carried on their businesses in the Ordinary Course and no Group Company has:

a)	sold, created, amended or agreed to any Encumbrance over, any of its material assets;

b)	entered into any agreement or made any commitment involving any capital expenditure in excess of SEK 500,000 per year or SEK 5,000,000 in the aggregate;

c)	borrowed any additional funds from banks or other external sources, other than drawings permitted under existing bank facilities in the Ordinary Course;

d)	initiated or settled any material suit, arbitral or other legal proceeding;

e)	terminated or amended any of the Material Agreements;

f)	terminated or materially amended the employment agreement with any of the Key Employees;

g)	adopted any profit-sharing plan, bonus plan or new benefit plan, other than the 2019 annual bonus and commission plans; or

h)	agreed or committed to do any of the actions set out in Section 6.5a)-g).

6.6	Ownership of assets

The Group Companies have good and valid title to, or with respect to assets held under a lease, rental or other leasing agreement, the valid right to use the assets used in the Group’s business, free and clear of any Encumbrances (except Encumbrances on certain assets imposed by operation of law, any contract included in the Disclosed Information, or incurred in the Ordinary Course).

6.7	Taxes

6.7.1	All returns relating to a Tax required to be filed by any Group Company have been duly and timely filed with the appropriate governmental authority and such tax returns are correct and complete.

6.7.2

All Tax that is: (a) due for payment by any Group Company has been paid; or (b) required to be withheld on behalf of another Person by any Group Company has been withheld, by the relevant Group Company.

6.7.3

There are no on-going Tax audits with respect to any Group Company and no Group Company has received any written notice of any threatened Tax audit, and no Group Company has been subject to any such Tax audit since 1 January 2016.

6.7.4

There will be no further Tax payable that is attributable to any Tax period ending on or before the Interim Accounts Date (or the portion up until such date of any Tax period commencing before, but ending after, such date, calculated as if such Tax period ended on such date), other than Tax for which full reserves have been made in the Audited Accounts or the Interim Accounts.

6.7.5

The consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event, result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local or foreign laws), whether or not such payment is considered to be reasonable compensation for services rendered.

6.8	Agreements

6.8.1

Correct and complete copies of the Material Agreements have been included in the Data Room and such agreements are in all material respects valid in accordance with their respective terms. Other than the Material Agreements, no Group Company is a party to or bound by any agreements, arrangements, offers or undertakings which are or, subject to acceptance by a counterparty, can become of material importance to the Group or the Group’s business.

6.8.2

No Group Company nor, to the Sellers’ Knowledge, any counterparty, is in material default under any Material Agreement. No Group Company has given, or been given, notice of termination of any Material Agreement, and to the Sellers’ Knowledge, no counterparty to any Material Agreement intends to give such notice. The completion of the Transaction will not result in the breach of, or constitute a default under, or result in the terminations, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) or amendment of any right of any of the Group Companies under, or a loss of any benefit to which any of the Group Companies is entitled under, or the imposition of any obligation under, or Encumbrance on, any of the Material Agreements.

6.8.3

Except for stock option grants, employment agreements, indemnification agreements, Closing Debt and Shareholders’ Agreements, in each case as Disclosed in the Data Room, there are no agreements between any Group Company, on the one hand, and such Seller, on the other hand.

6.8.4

No Group Company owns any shares in any legal entity not being a Group Company, or carries on, or has agreed to carry on, business in partnership with, or as an equity participant in, a joint venture with a Person not being a Group Company.

6.9	Employees

6.9.1

Copies of the Key Employees’ employment contracts, and their respective terms of employment, with the relevant Group Company have been included in the Data Room and such employment contracts are valid in accordance with their respective terms. All other employees of the Group Companies are employed on terms customary within the relevant Group Company’s jurisdiction and field of business.

6.9.2

Copies of each Employee Plan or, if unwritten, detailed written descriptions of each Employee Plan have been included in the Data Room and each such Employee Plan is valid and complies, in all material respects, in form and in operation with its terms and all applicable laws, including, but not limited to ERISA, the Code, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and all regulations and guidance issued thereunder. No event has occurred, and no condition or circumstance exists that has or reasonably could be expected to subject any Group Company or Employee Plan to a penalty, tax or assessable payment other than in the Ordinary Course (e.g. social security charges).

6.9.3

Except for individual bonuses payable to employees of the Group Companies in the Ordinary Course as Disclosed in the Data Room, there is no incentive bonus, profit sharing, or other incentive scheme presently in force with respect to any employee of a Group Company. Nor is any Employee Plan (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, that is subject to Title IV of ERISA, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, or (iv) a plan which provides for continuing welfare benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except as may be required by Section 498B of the Code, and no Group Company nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, any such plan.

6.9.4	No Key Employee has given, or been given, notice of termination of employment, and to the Sellers’ Knowledge, no Key Employee intends to give such notice.

6.9.5	No employee of the Group Companies will be entitled to any bonus or similar benefit payable by any Group Company on account of the Transactions.

6.9.6	The Group Companies comply, in all material respects, with applicable mandatory employment laws.

6.9.7	The Group Companies are not, and have not been, bound by any collective bargaining agreement.

6.9.8

There is no claim made (other than for ordinary payments etc. under employment or other engagement arrangements in the Ordinary Course) or legal dispute pending or, to the Sellers’ Knowledge, threatened against any Group Company by any current or former employee, director, union or consultant.

6.9.9	All contributions in respect of pension or benefit undertakings, social security and insurance to employees have been duly and fully made by the Group Companies when due.

6.10	Intellectual property rights

6.10.1

Except for the Intellectual Property licensed by the Group Companies as included in the Data Room (“Licensed IP”), and excluding standard off-the-shelf software, the Group Companies own and have valid title to all Intellectual Property used in their business (as conducted as of Signing) and such Intellectual Property is held free and clear of any Encumbrances. Without prejudice to the foregoing, the Registered IP is set out in Schedule 2.1 RIP and is held free and clear of any Encumbrances.

6.10.2	Except for in the Ordinary Course, no Group Company has granted, or has a contractual obligation to grant, any Person any right or licence to use any Intellectual Property owned by it.

6.10.3

To the Sellers’ Knowledge, there is no, and has since 1 January 2016 not been any, infringement by any Person of any Intellectual Property owned by a Group Company, and no Group Company has made, or intends to make any claim, whether for infringement, damages or otherwise, against any Person regarding the use of any such Intellectual Property.

6.10.4

No Group Company infringes, or has since 1 January 2016 infringed, any Intellectual Property of any Person, and no Group Company has received any written claim or notification in relation to such infringement.

6.10.5

The registrations (including pending applications to register) of all Intellectual Property (capable of being registered) owned by the Group Companies are not withdrawn, cancelled or abandoned, and all applicable application and renewal fees have been paid when due, and all other actions and measures reasonable required to maintain such registrations have been duly and timely taken. No immediate actions need to be taken within 30 days of the Closing Date for the purpose of maintaining any registrations (including pending applications to register) of Intellectual Property owned by any Group Company.

6.10.6

All Intellectual Property created by the employees, consultants or principals of the Group Companies on behalf of the Group Companies has been transferred to a Group Company. To the fullest extent permitted by Applicable Law, the Group Companies have fully compensated their employees and consultants in accordance with any applicable provisions in the Swedish Act (1949:345) on the Right to Employee’s Inventions (Sw. Lag (1945:345) om rätten till arbetstagares uppfinningar) and any similar foreign legislation or collective bargaining agreements.

6.10.7

All material Business Know-How which has been developed by or provided to a Group Company and which constitutes confidential information or trade secrets, including the source code for its proprietary software, has been and is reasonably protected against access and use by all unauthorised Persons and no Group Company is obliged to disclose any such material Business Know-How to any Person, and to the Sellers’ Knowledge there has not been any unauthorised use of any such Business Know-How.

6.11	Information technology

6.11.1

The Systems are the only Information Technology required by the Group Companies to carry on their business (as conducted as of Signing), and all such Systems are owned by, leased to, licensed to, or otherwise lawfully held by Group Companies. No Group Company has given, or been given, written notice of termination of any such license or leases, and to the Sellers’ Knowledge, no counterparty to any such agreement intends to give such notice.

6.11.2

To the Sellers’ Knowledge, there has not occurred any unauthorized access to the Systems since 1 January 2016, and the Group has implemented, maintained and updated information security measures (including back-up procedures for proper protection against loss of data) as reasonably appropriate for their business (as conducted as of Signing), and since 1 January 2016, no Group Company has experienced any material disturbances in the Systems caused by viruses, bugs, security breaches or otherwise.

6.11.3

When Software is owned, or has been developed by, any Group Company, the relevant Group Company has sole possession of, and access to, the source code thereto and has not granted any rights whatsoever in or over the source code to any Person, and no Person has any right (including any right to compensation or royalty) or title to any part of the Systems (including any source code therein) except for such rights which vest within Licensed IP.

6.11.4

None of the Software owned by the Group Companies is subject to any obligation or condition (including any “strong copyleft” open source license such as the GNU Public License) that: (i) requires or conditions the use or distribution of such Software on the disclosure, licensing or distribution of any source code for any portion of such Software; or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company to use or distribute any such Software. All use and distribution of the Group’s proprietary software, or any third party software or other Licensed IP subject to an Open Source License, by or through the Group Companies is in compliance with all Open Source License terms applicable thereto, including all copyright notice and attribution requirements.

6.11.5

The Group Companies have at all times complied with Data Protection Legislation and with their respective privacy policies (whether as published, presented or bound by pursuant to contractual obligations).

6.12	Real property and environmental

6.12.1	No Group Company owns any real property and no Group Company has since 1 January 2016 owned any real property.

6.12.2

Copies of the lease agreements for the real property leased by the Group Companies as of Signing have been included in the Disclosed Information. With respect to such real property, no Group Company nor, to the Sellers’ Knowledge, any counterparty, is in material breach of any of the related lease agreements and no written notice of termination of such lease agreements has been given or received.

6.12.3	To the Sellers’ Knowledge, the operations of the Group Companies have been and are conducted in all respects in compliance with Environmental Law.

6.12.4

All material permits, licences, consents, exemptions or authorizations required under any Environmental Law to conduct the operations of the Group Companies as conducted on the Signing Date have been obtained and are in full force and effect. No Group Company has since 1 January 2016 received written notice from any Person alleging that a Group Company has committed a material violation of Environmental Law or any such environmental permits, or that such an environmental permit will be revoked, modified, expire prematurely or not be renewed.

6.12.5	No Group Company is a party to any judicial or administrative proceedings or investigations in relation to any Environmental Law.

6.12.6

No activity carried out by the Group Companies have caused a Release of Hazardous Materials that may in any way entail any Loss or liability for damages, including natural resource damages, for any Group Company, or an obligation for any Group Company to take or compensate for any actions or measures to monitor, investigate, clean up, remove, remedy, prevent, hinder, counteract or otherwise address damage or nuisances to human health or safety or the environment.

6.12.7

Copies of all material environmental reports, studies, audits, records, sampling data, site assessments, and other similar documents with respect to the business or assets of any Group Company, or any formerly owned, operated, or leased real property of any Group Company have been included in the Disclosed Information.

6.13	Permits and compliance

6.13.1	The Group Companies have been granted all material permits and licenses required by Applicable Laws to conduct the operation of their respective business (as conducted as of Signing).

6.13.2

The Group Companies are, and have since 1 January 2016 been, in compliance, in all material respects, with Applicable Law and any material permit required for their business (as conducted as of Signing).

6.13.3

To the Sellers’ Knowledge, all products supplied or sold, or services provided, by the Group Companies comply with all applicable laws, regulations and standards, and no material product recalls have taken place in relation to any product supplied by the Group since 1 January 2016, and to the Sellers’ knowledge, no such product recall is threatened by virtue of defects or other deficiencies in any product supplied by the Group prior to the Signing.

6.14	Litigation

No Group Company is involved in any pending material suit, administrative proceeding, arbitral or other legal proceeding, and no such material suit, administrative proceeding, arbitral or other legal proceeding is threatened by, or to the Sellers’ Knowledge, against any Group Company. To the Sellers’ Knowledge, there are no circumstances reasonably likely to give rise to such material claim or any action, suit, administrative proceeding, arbitral or other legal proceeding.

6.15	Loans

6.15.1

Correct and complete copies of all agreements and other documents relating to the Closing Debt, being the only non-intragroup interest bearing loans and guarantees to or from any Group Company, have been included in the Data Room and such agreements are in all material respects valid in accordance with their respective terms. All loans and guarantees, or any other liability, except for debt or liabilities incurred in the Ordinary Course since the Accounts Date, are duly reflected in the Audited Accounts or the Interim Account.

6.15.2

No Group Company is in default under any of its loans or financial facilities and, to the Sellers’ Knowledge, no event exists which gives, or after notice or lapse of time, or both, would give, and Person the right to call for repayment from any Group Company prior to normal maturity of any loan or other financial facility.

6.16	Insurance

6.16.1

The material insurance policies held by the Group Companies as of Signing have been included in the Data Room and such insurance policies are valid in accordance with their respective terms. The relevant Group Companies have paid the premiums of such insurance policies when due.

6.16.2

No Group Company has any pending material insurance claim, or has since 1 January 2016 had any material insurance claims, and no such material insurance claim is threatened by, or to the Sellers’ Knowledge, against any Group Company.

6.17	Information

The Sellers have made a good faith effort to provide the material documents and information in respect of the Group required in order to give a, in all material respects, a true and fair view of the Group and its business (as conducted as of Signing), and the documents and information so provided are, to the Sellers’ Knowledge, correct in all material respects.

7	WARRANTIES OF THE BUYER

The Buyer hereby warrants to each Seller, as of Signing and as of Closing as follows.

7.1	Existence, solvency, authority, due authorization, etc.

7.1.1	It is duly organized and validly existing under the laws of Sweden.

7.1.2

It: (a) has not initiated any negotiations with any creditors regarding composition; (b) is not insolvent; and (c) has not filed or had filed against it any petition for its winding-up, company reorganisation or bankruptcy, in each case within the meaning of Applicable Law.

7.1.3

It has the requisite right, power, authority and capacity to enter into and to carry out its obligations under the Transaction Documents to be executed by the Buyer and such Transaction Documents will, when executed by the Buyer, constitute, lawful, valid and binding obligations of the Buyer in accordance with their respective terms.

7.1.4

The execution and delivery of, and the performance by the Buyer of its obligations under the Transaction Documents or the completion of the Transactions, will not: (a) result in a breach of Applicable Law; (b) require it to obtain any consent or approval of, or give any notice to or make any filing or registration with, any governmental authority, save for any Current Reports on Form 8-K filings with the U.S. Securities and Exchange Commission; or (c) result in a breach of any provision of its articles of incorporation or any other constitutional document.

7.2	Financing

The Buyer has secured sufficient and unconditional financing, or has readily available internal funds, to enable it to consummate the Transactions and to make any payments that the Buyer is, or may become, required to make pursuant to this Agreement.

8	COVENANTS

8.1	Non-solicitation undertaking

Each of the Majority Sellers agrees that for a period of two (2) years following the Closing Date, such Seller shall not directly or indirectly solicit for employment or retention or hire or retain, or cause to be solicited or hired or retained, any Key Employees of the Group Companies; provided, however, that the foregoing does not preclude such Seller or its Affiliates (or representatives) from (a) soliciting employees through, or hiring or retaining employees who respond to, a solicitation that constitutes a good faith general solicitation, mass advertisement or similar type or broad-based, publicly disseminated solicitation through advertisement or search firms not directed specifically toward one or more employees of the Group Companies, or (b) soliciting or hiring or retaining employees whose employment with the Group has been terminated (by the employee or the relevant Group Company) prior to any solicitation by such Seller or its Affiliates (or representatives).

8.2	No contact

The Buyer shall not, and shall procure that its Affiliates and Representatives will not, prior to Closing, contact the Group Companies’ customers, suppliers, employees or the like without the prior written consent of the Majority Sellers, except in the Ordinary Course of the Buyer’s business and then only when such contacts do not relate to the Transactions.

8.3	Replacement and discharge of director liability

The Buyer shall, on the first annual general meeting of shareholders in the respective Group Companies following the Closing Date, discharge, or procure the discharge of, all Resigning Directors and all other directors and deputy directors of the board of directors of each Group Company from liability for the period up to and including Closing, provided that the auditor of the relevant Group Company does not recommend otherwise. The Buyer shall not make, and shall procure that no Group Company makes, any claim (other than for fraud) against any such directors or deputy directors for their acts or omissions in such capacity. The obligations of the Buyer pursuant to this Section 8.3 are intended to also be for the benefit of the Resigning Directors and all such other directors and deputy directors, and each of them shall have the right to enforce these obligations against the Buyer.

8.4	Access and assistance

Following Closing, upon notice, the Buyer shall furnish, or cause to be furnished, to the Sellers and their Affiliates and Representatives, access to such information, personnel and assistance relating to the Group Companies as may be reasonably necessary for the Sellers’ and their Affiliates’ financial reporting and accounting matters and any Tax matter, or the defence or prosecution of, or response required under or pursuant to, any lawsuit, action or proceeding.

8.5	Tax Return for Shell Companies

The Buyer shall, at the Sellers’ request, assist the Sellers in procuring that the Company within sixty (60) days from Closing signs and submits a tax return for shell companies (Sw: skalbolagsdeklaration) in accordance with Sellers’ written instructions and, in accordance therewith, assist the Sellers with information required to produce necessary documents within twenty (20) days from Closing, provided the Buyer’s assistance is required for the submission of the tax return for shell companies. If the Swedish Tax Agency requests any security connected to the tax return for shell companies, such security shall be provided by the Sellers from the Representative Fund, or, to the extent the available funds are insufficient, from each Seller. For the avoidance of doubt, any costs (save for costs for time spent by any Group Company employee), liabilities or risks relating to the foregoing shall be borne solely by the Sellers.

8.6	Section 338 Election

Upon the Buyer’s request, the Sellers shall promptly deliver to the Buyer any documents or instruments required for the Buyer to file a timely election under Section 338 of the Code (a “338 Election”), with respect to the Buyer’s tax treatment of its acquisition of the Company; provided, however, that notwithstanding anything to the contrary in this Agreement, Sellers shall not be responsible for, and shall have no obligation to indemnify the Buyer with respect to, any Taxes related to a 338 Election.

8.7	Beneficial ownership

The Buyer shall, at its own expense, re-register beneficial ownership information with the Swedish Companies Registration Office (Sw: Bolagsverket) within five (5) Business Days from Closing.

8.8	R&W Insurance Policy

During the term of the R&W Insurance Policy, Buyer shall not, and shall not permit any Group Company to, amend, repeal, waive or modify any provision of the R&W Insurance Policy without the prior express written consent of the Majority Sellers. Buyer (a) shall ensure that included in such R&W Insurance Policy are provisions stating that the insurer has no subrogation rights and will not pursue any claim against any Seller, except for claims related to fraud, wilful misconduct or wilful misrepresentation, and (b) shall not amend, repeal, waive or modify the limitations on subrogation against any Seller in such policy.

8.9	Nexus indemnification

For the period until the first anniversary of the Closing Date, the Sellers shall indemnify the Buyer and the Group Companies for any costs associated with nexus for sales and use tax in U.S. states and the Group Companies’ voluntary disclosure in such at risk jurisdictions. The Buyer and Group Companies shall take all reasonable acts to mitigate the costs. Upon the Buyer’s request for compensation for verified costs prior to the first anniversary of the Closing Date, the Majority Sellers and the Buyer shall jointly instruct the Escrow Agent to distribute an amount corresponding to the Buyer’s and Group Companies’ verified costs pursuant to this Section 8.9 to the Buyer from the Nexus Escrow Funds.

8.10	US restructuring Indemnity

For the period until the third anniversary of the Closing Date, the Majority Sellers shall severally indemnify and hold harmless the Buyer and the Group Companies for any withholding taxes, interest, and penalties exceeding USD $250,000 that is or may become due from or arise out of the acquisition of Protein Technologies, Inc. by Gyros US, Inc. The Buyer and Group Companies shall take all commercially reasonable acts to mitigate the costs, provided always that such mitigating acts would not result in any material cost or liability or otherwise have any material adverse effect for the Buyer or any Group Company. Upon Buyer providing reasonable evidence of a valid claim to the Majority Sellers, Majority Sellers will have thirty (30) business days to settle the claim or make an objection to the claim. Any dispute over the claim shall be subject to Section 10.14.

8.11	Parent Company Guarantee

The Parent Company, in its capacity as the parent company of the Buyer, hereby guarantees unconditionally and irrevocably as an obligation to the Sellers that the Buyer shall duly and timely perform all its obligations and liabilities as contained in the Transaction Documents. If the Buyer fails to perform in whole, in part or timely any of its obligations under the Transaction Documents, or any of its liabilities arising out of or in connection with the Transaction Documents, the Parent Company shall itself upon the Majority Sellers’ first written demand forthwith perform such obligations or liabilities on the same terms and conditions as stated in the Transaction Documents.

8.12	Further assurances

Each Party shall, and shall procure that its relevant Affiliates will, prior to, at and after Closing, execute and deliver such certificates, agreements and other documents and writings and take such other actions, in each case if and to the extent consistent with the Transaction Documents and Applicable Law, as may be reasonably necessary in order to consummate or implement the Transactions.

9	REMEDIES AND LIMITATIONS

9.1	Remedies, etc.

9.1.1

Subject to Section 9.1.2, the Buyer’s sole and exclusive remedies vis-à-vis a Seller for a breach of this Agreement shall be to make a Seller Claim for compensation for Losses and, in case of a breach of a covenant or undertaking, to seek specific performance or injunction, and the Buyer shall not be entitled to any other remedies. Further, the Buyer’s right to make a Seller Claim shall be subject to the relevant Seller or Sellers having been given reasonable opportunity by the Buyer to remedy the fact, matter or circumstance on which such Seller Claim is based during a thirty (30) day period. If and to the extent the Buyer, despite such Seller’s remedy, has suffered a Loss that is otherwise compensable under this Agreement, the Buyer shall be, subject to Section 9.1.2, entitled to compensation in accordance with this Section 9 for such Loss.

9.1.2

The Buyer shall not be entitled to compensation from any Seller and shall not make, and waives any right it may have to make, any Seller Claim for a breach of any of the Warranties, except (subject to the limitations in this Section 9):

a)

in relation to any breach of the Fundamental Warranties, for such part of the Loss which the Buyer is not entitled to receive compensation under the R&W Insurance Policy, e.g. due to that the circumstances constituting the breach have been Disclosed (as defined in the R&W Insurance Policy) or occurred between Signing and Closing or the Loss does not exceed the retention or is in excess of coverage under the R&W Insurance Policy; provided, however, that in no event shall any Seller be responsible for Losses in excess of the aggregate Purchase Price actually received by such Seller; and

b)

if and to the extent Losses arise out of fraud, wilful misconduct or wilful misrepresentation by any Seller, for such part of the Loss which the Buyer is not entitled to receive compensation under the R&W Insurance Policy, e.g. due to that such Losses do not exceed the retention or de minimis amounts, or exceed the limit of liability, under the R&W Insurance Policy.

9.1.3

The Buyer shall only have the right to make a Seller Claim in the situations referred to in Section 9.1.2a)-b) if and to the extent the Buyer cannot receive compensation for such Loss under the R&W Insurance Policy due to such Loss not being covered by the R&W Insurance Policy and the Buyer undertakes not to pursue any such Seller Claim against the Sellers until (a) the Buyer’s right to receive compensation therefor under the R&W Insurance Policy has been reasonably exhausted; or (b) it is obvious that no compensation under the R&W Insurance Policy will be received (in each of (a) and (b) above, notice of such Seller Claim may be given earlier).

9.1.4

If the R&W Insurance Policy is terminated, amended, repealed, waived or modified, then Sellers’ liability under this Agreement shall not be increased or otherwise affected in any way and Buyer shall not be entitled to recover any amounts from Sellers that would have been covered by the R&W Insurance Policy had the R&W Insurance Policy remained unaffected.

9.1.5	Any payment made by any Seller pursuant to Section 9 shall be deemed to reduce such Seller’s portion of the Purchase Price.

9.2	General limitations

9.2.1	The liability of each Seller for any breach of this Agreement shall be individual and several (and thus not joint).

9.2.2	If and to the extent a Loss which is compensable under this Agreement:

a)	is due to a breach by a single Seller, only such Seller shall be liable, up to the amount of such Seller’s Purchase Price; or

b)

is due to a breach by more than one Seller, each Seller in breach shall be liable in proportion to its relative portion of the breaching Sellers’ Purchase Price, up to the amount of such Seller’s Purchase Price.

9.2.3	Subject to Section 9.1.2, no Seller shall be liable to compensate the Buyer for any Seller Claim:

a)	if the matter or occurrence giving rise to the Loss is included and Disclosed in the Disclosed Information or was actually known by a member of the Buyer’s Deal Team prior to or on Signing;

b)	which occurs as a result of any act or omission by such Seller in accordance with any request or consent from the Buyer after Signing;

c)

which occurs as a result of any Applicable Law not in force on the Signing Date (or any alteration or repeal of any Applicable Law in force on the Signing Date), or which takes effect retroactively, or occurs as a result of any increase in the Tax rate in force on the Signing Date or any change in the generally established practices (including interpretation of Applicable Law) of the relevant authority;

d)

which would not have arisen but for an act, omission or transaction carried out by the Buyer or its Affiliates or, following Closing, the Group Companies or any such Person’s failure to mitigate its Loss as required under Applicable Law (only if and to the extent such failure has prejudiced the Sellers’ rights or increased the Loss), save, in each case, for any act, omission or transaction: (i) required by the Buyer or any Group Company by any obligation existing prior to the Closing Date or by Applicable Law; (ii) that a prudent buyer normally would carry out or cause to be carried out; or (iii) carried out in the Ordinary Course.

9.2.4	[***]

9.2.5

If any Loss for which a Seller is liable under this Agreement results in a Tax benefit for the Buyer or any Group Company, the compensable Loss shall be reduced by an amount equivalent to such Tax benefit.

9.2.6	The Buyer shall, and shall procure that the Group Companies shall, take all actions to mitigate any Loss as required by Applicable Law.

9.2.7

For the purposes of this Agreement, a liability which is contingent shall not constitute a Loss unless and until such contingent liability becomes a noncontingent liability and is due and payable, provided, however, that this shall not operate to exclude liability in relation to a Seller Claim made in respect of a contingent liability within the time limits set out in Section 9.3 (Notice of claims and limitations in time).

9.2.8

The Warranties and the covenants and undertakings included in this Agreement are the only warranties, covenants and undertakings given or made by the Sellers and the Buyer expressly acknowledges and agrees that it may not rely on any other information provided, statement or warranty (express or implied). Buyer hereby expressly waives any claims and causes of action and any other warranties, express, implied, at legal principles, by statute or otherwise in each case relating to the completeness or materiality of any information, data or other materials (written or oral) heretofore furnished to Buyer and its representatives by or on behalf of the Sellers or the Group Companies. Without limiting the foregoing, neither the Sellers nor any other person is making any warranty to Buyer with respect to any financial projection or forecast relating to the business, operations, assets, liabilities, condition (financial or otherwise) or prospects of the Group Companies.

9.2.9

The limitations contained in Sections 9.1.1 (Remedies, etc.), 9.3 (Notice of claims and limitations in time) and 9.4 (Limitations in amount) shall not apply to a Seller Claim to the extent that such claim arises as a result of fraud, wilful misconduct or wilful misrepresentation by such Seller. The liability of a Seller shall not be increased as a result of fraud, wilful misconduct or wilful misrepresentation by another Seller.

9.3	Notice of claims and limitations in time

9.3.1

Any Seller Claim shall be made by the Buyer notifying in writing such claim to the Majority Sellers, describing in reasonable detail the nature and circumstances of such claim, the identity of each Seller alleged to be in breach, and, as far as is practicable, the calculation of the Loss claimed:

a)

within thirty (30) days after the Buyer or, following Closing, the relevant Group Company discovered the facts and circumstances giving rise to such Seller Claim, provided, however, that failure to make a claim within such thirty (30) day period shall only reduce a Seller’s liability if and to the extent such failure has prejudiced such Seller’s rights or increased the Loss; and

b)

in any event, no later than twelve (12) months after the Closing Date, after which point in time each Seller’s liability under this Agreement shall expire (except for the Surviving Provisions and subject to Section 9.3.2).

9.3.2

The limitation in time set out in Section 9.3.1b) shall not apply to any Seller Claim for breach of the Fundamental Warranties, and the Warranties set out in Section 6.7 (Taxes), each of which may be made until seven years after the Closing Date.

9.3.3

Any Seller Claim notified by the Buyer shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and waived by the Buyer unless arbitral proceedings in respect thereof have been initiated by the Buyer within nine (9) months of: (a) the notification of such claim to the Majority Sellers; or (b) in the case of a claim in respect of a contingent liability, such contingent liability becoming an actual liability that is due and payable.

9.4	Limitation in amount

9.4.1	The Sellers shall not be liable for a Loss in respect of a breach of a Fundamental Warranty unless:

a)	the amount of the Loss (or series of related Losses) which is otherwise compensable under this Agreement exceeds USD 25,000; and

b)

the aggregate amount of qualifying Losses pursuant to Section 9.4.1a) exceeds an amount corresponding to 1% of the Purchase Price, being the retention under the R&W Insurance Policy, in which case (i) an amount equaling 50% of the retention under the R&W Insurance Policy shall be compensable, plus (ii) subject to Section 9.1.3 and 9.1.4, the entire amount of such qualifying Losses exceeding 1% of the Purchase Price not compensated under the R&W Insurance Policy, shall be compensable.

9.4.2	The total liability of each Seller under this Agreement shall in no event exceed the amount of the Purchase Price actually received by such Seller.

9.5	Double recovery

9.5.1

No Seller shall be liable to compensate the Buyer for any Loss if and to the extent such Loss has been recovered, or is recoverable (meaning that no Seller shall be liable until the Buyer’s right to receive compensation has been reasonably exhausted), by the Buyer or its Affiliates from any Person, or for which the Buyer or its Affiliates otherwise receive compensation, including any amount which may be recovered under a policy of insurance held by the Buyer or its Affiliates (including the R&W Insurance Policy), or which would have been recoverable if the Buyer or its Affiliates had maintained in force insurance protection no less favourable than that maintained by the Group Companies as of the Closing Date.

9.5.2

If and to the extent the Buyer has been compensated for a Loss by a Seller and the Buyer or any Affiliate of the Buyer subsequently recovers, or becomes entitled to recover, such Loss from any Person (including the insurer under the R&W Insurance Policy), the Buyer shall repay such amount to such Seller.

9.6	Third Party Claims

9.6.1

Upon the Buyer or, following Closing, a Group Company, becoming aware of a Third Party Claim, the Buyer shall promptly give written notice to the Majority Sellers and the Buyer shall and, following Closing, procure that each Group Company shall:

a)	take any action reasonably required to recover amounts related to such Third Party Claim from any Person other than a Seller and not take any action which may prejudice or limit any such right;

b)

give the Majority Sellers and its Representatives (or anyone appointed by the Majority Sellers) reasonable access to relevant personnel, properties, premises, accounts, documents and records of the Buyer and the Group Companies (including to take copies thereof, as applicable) in respect of such Third Party Claim; and

c)

allow the Majority Sellers and its Representatives (or anyone appointed by the Majority Sellers), to, at its request, handle any negotiation, proceeding, dispute or litigation relating to any Third Party Claim and grant all authorizations, etc. necessary therefor.

9.6.2	The Person handling the negotiation, proceeding, dispute or litigation relating to any Third Party Claim (the “Controlling Party”) shall:

a)	ensure that the Buyer or the Majority Sellers, as the case may be (the “Assisting Party”) as well as, if relevant, the insurer under the R&W Insurance will be:

(i)	informed without undue delay of the developments of such Third Party Claim;

(ii)	allowed to participate in and give advice to any negotiation, proceeding, dispute or litigation with respect to such Third Party Claim; and

(iii)

provided with copies of any correspondence or documentation material to the negotiation, proceeding, dispute or litigation with respect to such Third Party Claim, provided always that such disclosure is possible without jeopardizing the outcome thereof or legal privilege in relation thereto;

b)

not make any admission of liability, agreement, settlement or compromise with any Person with respect to such Third Party Claim, without obtaining the prior written consent of the Assisting Party (such consent not to be unreasonably withheld, delayed or conditioned); and

c)

take any action reasonably requested by the Assisting Party with respect to such Third Party Claim, including to reasonably consider any advice provided by the Assisting Party in respect of the Third Party Claim or any settlement, compromise or discharge of the Third Party Claim requested by the Assisting Party.

9.6.3

The Assisting Party shall provide the Controlling Party with any assistance reasonably requested by the Controlling Party in order to handle any negotiation, proceeding, dispute or litigation relating to any Third Party Claim. Each other Seller shall provide the Majority Sellers with any assistance reasonably requested by the Majority Sellers in its capacity as the Controlling Party or Assisting Party, as the case may be.

9.6.4

The Majority Sellers may from time to time decide that any other Seller shall have corresponding rights or obligations under this Section 9.6 as the Majority Sellers in relation to any Third Party Claim involving any such Seller.

10	MISCELLANEOUS

10.1	Confidentiality and no announcements

10.1.1	Subject to Section 10.1.2:

a)

each Seller shall, and shall procure that its Affiliates will, treat as strictly confidential and not disclose any information furnished to it or its Affiliates in connection with, or during the process leading up to, the Transactions relating to the Buyer’s business, financial or other affairs (including, subject to and as from Closing, the business, financial or other affairs of the Group Companies);

b)

the Buyer shall, and shall procure that each of its Affiliates will, treat as strictly confidential and not disclose any information furnished to it or its Affiliates in connection with, or during the process leading up to, the Transactions relating to the respective Seller’s or its Affiliates’ obligations, business, financial or other affairs (including, until Closing, the business, financial or other affairs of the Group Companies); and

c)

each Party shall, and shall procure that its Affiliates will, treat as strictly confidential and not disclose any information or make any announcement relating to the existence, subject matter or content of the Transaction Documents.

10.1.2	Section 10.1.1 or 10.14.2 shall not restrict or prevent disclosure by a Party of any information if and to the extent:

a)

the disclosure is required by Applicable Law or any Stock Exchange on which the securities of such Party or its Affiliates are listed, in which regard the Sellers specifically acknowledge and agree that the Buyer is subject to the rules of the NASDAQ and U.S. securities laws and that nothing in this Agreement shall prevent the Buyer or its Affiliates from making any filing or public announcement required to comply with any requirements relating thereto, provided, however, that, if legally permissible and reasonably practicable, the Buyer or its Affiliates shall give the Majority Sellers reasonable opportunity to review and comment, and the Buyer or its Affiliates shall reasonably consider any comments from the Majority Sellers, prior to making any such required filing or public announcement;

b)	the disclosure is required for the purpose of any arbitral or other legal proceedings arising out of, or in connection with, the Transaction Documents;

c)

the disclosure is made to professional advisors, providers of financing or investors of such Party or its Affiliates on terms that such Persons undertake to comply with the provisions of Section 10.1.1 or 10.14.2 in respect of such information;

d)	the disclosure is made to an Affiliate of such Party;

e)	the information is or becomes publicly available (other than by a breach of the confidentiality undertaking contained herein); or

f)	the Majority Sellers or the Buyer, as the case may be, has given prior written consent to the disclosure by the Buyer or any of the Sellers, respectively.

10.1.3

Before disclosing any information pursuant to Section 10.1.2a) or b) (except in the case of disclosure to a Tax authority), the Buyer or the relevant Seller shall, to the extent practicable and legally permissible, promptly notify the Majority Sellers or the Buyer (as applicable) of such requirement with a view to providing such Person with the opportunity to contest such disclosure or otherwise to agree the timing and content of such disclosure.

10.1.4

Subject to and effective as of Closing, each Seller hereby releases the Buyer from the confidentiality undertaking (other than those set forth in this Section 10.1) entered into by it in relation to the Transactions (except in respect of Confidential Information (as defined in the confidentiality undertaking) about such Seller and any Affiliate of such Seller (not being a Group Company).

10.2	Minority Sellers’ representative, etc.

10.2.1

Each Minority Seller hereby unconditionally and irrevocably appoints the Majority Sellers as its representatives in respect of all matters relating to the Transaction Documents and otherwise in relation to the Transactions. The Majority Sellers are thereby, effective as of Signing, duly authorized by each Minority Seller, on its behalf, to inter alia:

a)	receive, deliver, order or make any payment relating to the Transaction Documents or any other agreement or document relating to the Transactions;

b)	enter into any Transaction Documents or any other agreement or document relating to the Transactions;

c)	deliver and accept receipt of any notice, request, or other communication relating to the Transaction Documents or any other agreement or document relating to the Transactions;

d)	agree to amend the Transaction Documents or any other agreement or document relating to the Transactions;

e)

assert, negotiate, enter into settlements, consent or agree to arbitration and comply with any orders of courts or awards of arbitrators with respect to any claim under the Transaction Documents (including with any third parties with respect to any Third Party Claims (as contemplated in Section 9.6 (Third Party Claims)) or any other agreement or document relating to the Transactions; and

f)

take all actions necessary or appropriate, in the sole judgement of the Majority Sellers, for the accomplishment of any of the foregoing or otherwise to represent each Minority Seller in any other matter under the Transaction Documents or otherwise in relation hereto.

10.2.2

Notwithstanding what is stated in Section 10.2.1, each Minority Seller and SLS hereby appoint Ampersand 2014 Limited Partnership to act as their representative in relation to the Escrow Agent and the Paying Agent, including entering into the Escrow Agreement and Payment Administration Agreement as the Sellers’ Representative.

10.2.3

All fees and expenses incurred by, or on the instruction of, the Majority Sellers in performing its assignment as representative of the relevant Minority Sellers under the Transaction Documents shall be paid by and allocated among the relevant Seller(s) pursuant to Section 9.2.2 (applied mutatis mutandis). The relevant Minority Sellers shall jointly and severally compensate the Majority Sellers for any loss, liability or expense incurred or arising out of, or in connection with, performing its assignment as representative of the relevant Minority Sellers under the Transaction Documents (except to the extent arising as a result of fraud committed by the Majority Sellers) firstly by release of funds from the Representative Fund Amount, and, to the extent sufficient funds are not available in the Representative Fund, secondly by payment of cash in immediately available funds to the account and within the time period designated by the Majority Sellers. For the avoidance of doubt, nothing in this Section 10.2.2 shall require any Seller to compensate the Majority Sellers for any loss, liability or expense arising as a result of a breach of the Transaction Documents by any of the Majority Sellers acting in its capacity as a Seller, rather than as the representative pursuant to Section 10.2.1.

10.2.4

Each Minority Seller undertakes not to (and waives any right it may have to): (a) revoke or qualify (wholly or partly) the authorization granted to the Majority Sellers pursuant to this Section 10.2 or otherwise under this Agreement; or (b) challenge any request, election, proposal, agreement, undertaking or consent made or given by the Majority Sellers under the Transaction Documents.

10.3	Acknowledgement of the Majority Sellers’ special treatment under the Transaction Documents

The Parties acknowledge that the Majority Sellers (but, for the avoidance of doubt, no other Seller) have the right, or are obliged, to do certain things or take certain actions which are explicitly stated herein, and the Buyer and each Seller undertakes not to challenge any such things done or actions taken by the Majority Sellers.

10.4	Representative Fund

10.4.1

Each Seller hereby unconditionally and irrevocably acknowledge and accept that the Buyer from the Initial Purchase Price shall pay cash in the amount of the Representative Fund Amount to an account designated in writing by the Majority Sellers (the “Representative Fund”). The Representative Fund Amount is received by the Majority Sellers on behalf of the Sellers and is voluntarily set aside by each Seller at the time of Closing to cover any expenses and payments that such Seller may be obliged to pay hereunder. The Majority Sellers shall make determinations as to the release of any portion of the Representative Fund Amount (i) to the Majority Sellers, to compensate or reimburse the Majority Sellers for any loss, liability or expense incurred or arising out of, or in connection with, performing its assignment as representative of the Sellers under the Transaction Documents (except to the extent arising as a result of fraud committed by the Majority Sellers); or (ii) to the Sellers in proportion to their respective pro rata share of the Representative Fund Amount. Each Seller acknowledges and accepts to pay its pro rata portion of any expenses or other fees.

10.5	Notices

10.5.1

All notices and other communication under this Agreement shall be made in writing in the English language, and shall, unless otherwise stated herein, be addressed to, if to a Seller, the Majority Sellers, or if to the Buyer, the Buyer, in each case at the address set out in Schedule 1 or such other address as may be given by written notice in accordance with this Section 10.4. For the purposes of this Section, “writing” shall include emails but not faxes.

10.5.2	Unless actually received earlier, a notice or other communication shall be deemed received by the recipient:

a)

if delivered by hand or sent by overnight courier (with delivery receipt obtained), on the day of delivery thereof if delivered prior to 5pm CET if such day is a Business Day, and otherwise at 9am CET on the next Business Day; or

b)

if sent by email, on the day of dispatch if sent prior to 5pm CET on a Business Day and otherwise at 9am CET on the next Business Day, provided that the sender does not receive an email delivery failure message.

10.6	Variation

No modifications, amendments or alterations of this Agreement will be valid or binding for a Party, except if made in writing (containing a specific reference to this Agreement) and signed on behalf of such Party.

10.7	Waiver

10.7.1

Any waiver of any right under this Agreement shall only be effective if made in writing. Such waiver shall apply only to the Party to whom the waiver is addressed and to the circumstances for which it is given.

10.7.2

No failure to exercise, or delay in exercising, any right or remedy provided under this Agreement or by Applicable Law (except for such remedies and rights that are subject to a specific time limit, such as the time limits set out in Section 9.3 (Notice of claims and limitations in time)) constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

10.8	Effect of termination

In the event this Agreement is terminated pursuant to Section 5.6b), the Sellers and the Buyer shall have no further obligations against each other under this Agreement, except with respect to breaches of this Agreement committed prior to termination or pursuant to the Surviving Provisions (which shall survive any termination of this Agreement).

10.9	Assignments

10.9.1

Subject to Section 10.9.2, no Party may assign or otherwise transfer (including by way of a merger or otherwise by operation of law), pledge or grant any other security interest in, or over, any of its rights or obligations under this Agreement without the prior written consent of the Majority Sellers or the Buyer (as applicable).

10.9.2

Notwithstanding Section 10.9.1, as security for certain obligations the Buyer has to JPMorgan Chase Bank, N.A., the Buyer may assign to JPMorgan Chase Bank, N.A., without the consent of the Sellers, its rights and remedies with respect to any of the representations, warranties, covenants and indemnities and/or all of its other rights under this Agreement and the other documents executed in connection herewith, provided, however, that the Buyer shall remain fully liable for all obligations under this Agreement and the other documents executed in connection herewith.

10.10	Costs

10.10.1

Each Seller and the Buyer will each bear its own fees and expenses, including legal fees and expenses, incurred in connection with the negotiations, preparation and execution of the Transactions or matters ancillary thereto.

10.10.2	The Sellers agree, as between themselves, that all fees and expenses referenced in Section 10.10.1 incurred by the Majority Sellers shall be allocated among the Sellers on a pro rata basis.

10.11	Entire agreement

The Transaction Documents set out the entire understanding of the Parties with respect to the Transactions. This Agreement supersedes and cancels all agreements (whether written or oral) prior to Signing between all or some of the Sellers, on the one hand, and the Buyer, on the other hand, regarding the Transactions.

10.12	Sales of Goods Act and the International Sales of Goods Act

The Swedish Sale of Goods Act (Sw. Köplagen (1990:931)) and the International Sales of Goods Act (Sw. Lag (1987:822) om internationella köp (CISG)) shall not apply to this Agreement or the Transactions.

10.13	Counterparts, etc.

10.13.1

This Agreement may be executed in originals or by facsimile and in any number of counterparts, and by the Parties on separate counterparts, but shall not become effective until delivery to the Buyer and the Majority Sellers of all counterparts in originals or by facsimile (including scanned copies delivered by email).

10.13.2

Unless otherwise consented to by the Majority Sellers, each other Seller may only receive a copy of this Agreement that is redacted to only include information relevant for such Seller and such copy may thus not necessarily include information about the other Sellers.

10.14	Disputes

10.14.1

Any dispute, controversy or claim arising out of, or in connection with, this Agreement or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Stockholm. The arbitral tribunal shall be composed of three arbitrators. The language to be used in the arbitral proceedings shall be English.

10.14.2

Subject to Section 10.1.2, each Party shall procure that all arbitral proceedings conducted in accordance with this Agreement shall be kept strictly confidential. This undertaking shall cover, inter alia, that arbitral proceedings have been initiated, all information disclosed during the course of such proceedings, as well as any decision or award made or declared by the arbitral tribunal.

10.15	Governing law

This Agreement shall be governed by and construed in accordance with the laws of Sweden, without any reference to its conflict of law principles.

1.

Majority Seller signature page, Sale and Purchase Agreement
re Gyros Protein Technologies Holding AB

The MAJORITY SELLERS

SLS INVEST AB

/s/ Hans Andreasson	/s/ Mats Lindahl
Name: Hans Andreasson	Name: Mats Lindahl

Majority Seller signature page, Sale and Purchase Agreement
re Gyros Protein Technologies Holding AB

The MAJORITY SELLERS

AMPERSAND 2014 LIMITED PARTNERSHIP

By: AMP-14 Management Company Limited Partnership, its General Partner

By: AMP-14 MC LLC, its General Partner

          /s/ Herbert H. Hooper

By: Herbert H. Hooper

      Managing Member

Minority Seller signature page, Sale and Purchase Agreement
re Gyros Protein Technologies Holding AB

             /s/ Michael Edquist

By: Michael Edquist by power of attorney on behalf of:

1.	Karolina √sterlund

2.	Joakim Wallman

3.	Arne Svensson

4.	Kirstein & Partners AB

5.	Maris Hartmanis

6.	Gunnar Kylberg

7.	Gérald Jesson

8.	Mårten Bergström

9.	Anders Hedström

10.	Gary Corrigan

11.	Walerud & Partners AB

12.	Christina Burtsoff Asp

13.	Johan Engström

14.	Günther Reichenberger

15.	Susanne Wallenborg

16.	Annika Lindgren

17.	Sardinec AB

18.	Jose De Chastonay

19.	Magnus Gustafsson

20.	Per-Erik Mohlin AB

21.	Peter Lindqvist

Minority Seller signature page, Sale and Purchase Agreement
re Gyros Protein Technologies Holding AB

              /s/ Nathaniel Cosper

By: Nathaniel Cosper

              /s/ Martin Wong

By: Martin Wong

              /s/ Mårten Winge

By: Mårten Winge

              /s/ Stephan Hoffmann

By: Stephan Hoffmann

              /s/ Jan Würtz

By: Jan Würtz

              /s/ Nils Kristensen

By: Nils Kristensen

              /s/ Jan Ekberg

By: Jan Ekberg

              /s/ Rolf Ehrnström

By: Rolf Ehrnström

Buyer signature page, Sale and Purchase Agreement
re Gyros Protein Technologies Holding AB

The BUYER

/s/ Gary Owens	/s/ John Sakys
Name: Gary Owens	Name: John Sakys

Parent Company signature page, Sale and Purchase Agreement
re Gyros Protein Technologies Holding AB

The PARENT COMPANY

/s/ Gary Owens	/s/ John Sakys
Name: Gary Owens	Name: John Sakys

List of Exhibits and Schedules Omitted from the Asset Purchase Agreement

Referenced in Exhibit 10.1 Above

Pursuant to Regulation S-K, Item 601(a)(5), the Schedules to the Sale and Purchase Agreement referenced in Exhibit 10.1 above, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Schedule to the Securities and Exchange Commission (the “Commission”) upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

SCHEDULES:

Schedule 1	Sellers and Buyer Details, Shares and Options
Schedule 2.1 AA	Audited Accounts
Schedule 2.1 D	Disclosures against the Warranties
Schedule 2.1 DRI	Data Room Information
Schedule 2.1 MA	Material Agreements
Schedule 2.1 PPC	Purchase Price Calculation Principles
Schedule 2.1 SD	Subsidiary Details
Schedule 2.1 RIP	Registered IP